Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 18, 2015, relating to the financial statements and financial highlights which appear in the December 31, 2014 Annual Report to Shareholders of Thrivent Partner Small Cap Growth Portfolio, Thrivent Partner Small Cap Value Portfolio, Thrivent Mid Cap Growth Portfolio, Thrivent Partner Mid Cap Value Portfolio, Thrivent Natural Resources Portfolio, Thrivent Partner Technology Portfolio, Thrivent Small Cap Stock Portfolio, Thrivent Mid Cap Stock Portfolio, Thrivent Large Cap Stock Portfolio, and Thrivent Large Cap Growth Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Other Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 14, 2015